Exhibit (c)(5)

CONFIDENTIAL DRAFT Presentation to the Board of Directors Regarding the Proposed Transaction September 17, 2010 / Confidential Jefferies & Company, Inc. Member SIPC

CONFIDENTIAL DRAFT Disclaimer  The following pages contain material provided to the Board of Directors (the “Board”) and the Special Committee of the Board (the “Special Committee”) of Internet Brands (“Isis” or the “Company”) by Jefferies & Company, Inc. (“Jefferies”) in connection with a proposed transaction involving Hellman & Friedman (“Hellman”, “H&F” or “Hellman & Friedman”). These materials were prepared on a confidential basis in connection with an oral presentation to the Board of Directors and the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Board of Directors and the Special Committee and may not be used for any other purpose without Jefferies’ written consent. The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions an other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. Project ISIS / September 17, 2010

CONFIDENTIAL DRAFT Transaction Overview Project ISIS / September 17, 2010 1

Selected Terms of Hellman & Friedman’s Offer CONFIDENTIAL DRAFT

Proposal Summary (1) Consideration: $13.35 per share in cash Equity Value: $639.1 million (2) Enterprise Value: $580.7 million (2) Form of Consideration: 100% cash Proposed Financing: $133 million in committed financing (4 banks); $32 million revolver Closing Conditions: Customary closing conditions such as stockholder and HSR approvals Shareholder Vote Considerations: Majority of minority vote requirement (non-waivable) Termination Fee: $23 million (approximately 3.6% of the implied Equity Value) Parent Termination Fee: $38 million Targeted Signing Date: September 17, 2010 Expected Closing: December 2010 Based on draft Merger Agreement dated September 16, 2010 which, for purposes of this opinion, we have assumed to be identical in all material respects to the document to be executed. Common shares outstanding as provided by Management on September 1, 2010; assumes exercise of options consistent with the treasury method. Project ISIS / September 17, 2010 (1) (2) 2

CONFIDENTIAL DRAFT Transaction Overview Implied Transaction Metrics And Relative Multiple Summary Current Market Data Closing Share Price: 1 Trading Day Prior (9/16/10) 20 Trading Days Prior (8/19/10) 20 Day VWAP Diluted Shares Outstanding $9.20 $10.02 $10.14 47.6 Equity Market Value $438.0 Plus: Total Debt $0.3 Less: Cash & Equivalents ($58.7) Total Enterprise Value $379.6 Implied Indication Metrics Median Public Seller Premium (2) Offer Price Per Share Premium to 1-Day Prior Price Premium to 20-Day Prior Price 20 Day VWAP Diluted Shares Outstanding $13.35 45.1% 33.2% 31.6% 27.9% 34.2% 47.9 Equity Market Value $639.1 Plus: Total Debt $0.3 Less: Cash & Equivalents ($58.7) Total Enterprise Value $580.7 Applicable Current Figure Multiple $107.5 $115.1 $136.7 $44.7 $47.4 $57.9 3.5x 3.3x 2.8x 8.5x 8.0x 6.6x TTM P/E 2010E P/E 2011E P/E $0.38 $0.40 $0.50 24.2x 23.0x 18.5x Current Market Multiples Total Enterprise Value / TTM Revenue Total Enterprise Value / 2010E Revenue Total Enterprise Value / 2011E Revenue Total Enterprise Value / TTM EBITDA Total Enterprise Value / 2010E EBITDA Total Enterprise Value / 2011E EBITDA Total Enterprise Value / TTM Revenue Total Enterprise Value / 2010E Revenue Total Enterprise Value / 2011E Revenue 5.4x 5.0x 4.2x 13.0x 12.3x 10.0x Median Comparable (x) Internet Precedent Comparables Transactions 1.8x 2.0x 1.6x - 1.5x - 9.3x 10.8x 8.5x - 7.8x - TTM P/E 2010E P/E 2011E P/E 35.2x 33.3x 26.8x 19.lx 16.7x 15.0x Implied Proposed Transaction Multiples Implied Transaction Multiples Total Enterprise Value / TTM EBITDA Total Enterprise Value / 2010E EBITDA Total Enterprise Value / 2011E EBITDA Source: Isis Management (“Management”) estimates. Based on common shares outstanding as provided by Management on September 1, 2010. Assumes exercise of options consistent with the treasury method. Median premiums of selected technology transactions since 1/1/2008. Total debt reflects capital lease obligations of $0.3 million. Adjusted for stock based compensation expense. Project ISIS / September 17, 2010 (1) (3) (4) (4) (4) (4) (4) (4) - - - (1) (2) (3) (4) 3

CONFIDENTIAL DRAFT Corporate Overview Project ISIS / September 17, 2010 4

CONFIDENTIAL DRAFT

Isis Historical and Projected Income Statement

Consolidated Income Statement: FY ending December 31

($ Millions)

Consolidated Income Statement	CY2009A	CY2010E	CY2011P	CY2012P	CY2013P	CY2014P	CY2015P	2011-2015 CAGR
Consumer Internet	$ 66.2	$ 79.3	$ 97.7	$ 117.3	$ 137.3	$ 157.7	$ 179.1	16.4%
Licensing	33.6	35.7	39.0	41.6	44.4	47.6	51.1	7.0%
Total Revenue	**$ 99.8**	**$ 115.1**	**$ 136.7**	**$ 158.9**	**$ 181.7**	**$ 205.3**	**$ 230.1**	**13.9%**
% Growth		*15.3%*	*18.8%*	*16.3%*	*14.3%*	*13.0%*	*12.1%*	
Cost of Revenue	18.8	20.7	22.6	23.9	25.1	26.4	27.7	
Gross Profit	**$ 81.0**	**$ 94.3**	**$ 114.0**	**$ 135.0**	**$ 156.5**	**$ 178.9**	**$ 202.4**	**15.4%**
Gross Margin	*81.2%*	*82.0%*	*83.4%*	*85.0%*	*86.2%*	*87.1%*	*88.0%*	
Operating Expenses	60.7	70.1	80.0	89.0	100.6	112.8	125.8	
Operating Income	**$ 20.2**	**$ 24.2**	**$ 34.1**	**$ 46.1**	**$ 56.0**	**$ 66.1**	**$ 76.6**	**22.5%**
Operating Margin	*20.3%*	*21.1%*	*24.9%*	*29.0%*	*30.8%*	*32.2%*	*33.3%*	
Other Income / (Expense)	(0.3)	2.8	0.3	0.3	0.3	0.4	0.4	
Pre-Tax Income	19.9	27.1	34.3	46.4	56.3	66.5	77.0	
Taxes (1)	7.5	11.0	13.9	18.8	22.8	26.9	31.2	
Net Income	**$ 12.4**	**$ 16.1**	**$ 20.4**	**$ 27.6**	**$ 33.5**	**$ 39.6**	**$ 45.8**	**22.4%**
Net Margin	*12.4%*	*14.0%*	*15.0%*	*17.4%*	*18.4%*	*19.3%*	*19.9%*	
Adjusted EBITDA (2)	**$ 40.1**	**$ 47.4**	**$ 57.9**	**$ 69.9**	**$ 81.6**	**$ 92.8**	**$ 104.6**	**15.9%**
Adjusted EBITDA Margin	*40.2%*	*41.2%*	*42.4%*	*44.0%*	*44.9%*	*45.2%*	*45.4%*	
Capital Expenditures	**$ 34.1**	**$ 13.4**	**$ 15.0**	**$ 16.6**	**$ 18.1**	**$ 19.6**	**$ 21.2**	
Free Cash Flow (3)	**$ 6.0**	**$ 34.0**	**$ 42.9**	**$ 53.3**	**$ 63.5**	**$ 73.1**	**$ 83.4**	**18.1%**
Future Acquisitions	-	30.0	30.0	30.0	30.0	30.0	30.0	
Free Cash Flow After Acquisitions	**$ 6.0**	**$ 4.0**	**$ 12.9**	**$ 23.3**	**$ 33.5**	**$ 43.1**	**$ 53.4**	**42.7%**

Source: Financial projections provided by Isis Management. Historical information from public Company filings.
(1) Assumed Company tax rate of 40.5% as provided by Management.
(2) EBITDA adjusted for stock based compensation expense.
(3) Free Cash Flow (FCF) defined as EBITDA less capital expenditures.

Project ISIS / September 17, 2010

5

Jefferies

Isis Historical Stock Price Performance (1) CONFIDENTIAL DRAFT Historical Daily Closing Share Price and Volume Performance From November 16, 2007 (IPO Date) to September 16, 2010 Summary Observations Current Share Price: $9.20 Isis completed an Initial Public Offering at $8.00 per share on November 16, 2007 Historical Median: $7.23 Isis’ stock price rose approximately 146% from trough to peak; historical stock price high is $11.22 (May 17, 2010) Historical Average: $7.50 Historical High: $11.22 Historical Low: $4.57 $0.00 Share Price $15.00 $10.00 $5.00 Daily Volume (Thousands) 3,000 2,500 2,000 1,500 1,000 500 0 Nov-07 Jan-08 Mar-08 May-08 Jul-08 Sep-08 Nov-08 Jan-09 Mar-09 May-09 Jul-09 Sep-09 Nov-09 Jan-10 Mar-10 May-10 Jul-10 Sep-10 11/16/2007: Announces the pricing of its initial public offering of common stock at $8.00 per share on the NASDAQ 12/21/2007: Added to the Russell 2000 and 3000 Indices 5/7/2008: Joseph Rosenblum named CTO (1) Source: Capital IQ, Company public filings and press releases. Project ISIS / September 17, 2010 8/6/2008: Expands Shopping and Careers verticals through the acquisition of 12 new websites 8/29/2008: Scott Friedman named CFO 4/29/2009: Reports Q1 EPS of $0.05, $0.01 better than the analyst estimate of $0.04 7/30/2009: Exceeds Q2 consensus EPS of $0.05 2/18/2010: Isis grows health and home verticals with seven acquisitions 7/29/2010: Reports Q2 EPS of $0.10, $0.02 better than the analyst estimate of $0.08 1 2 3 4 5 6 7 8 9 6

Isis Market Activity & LTM Trading Summary CONFIDENTIAL DRAFT Market Snapshot Current $9.20 1-Year VWAP $ 9.13 20-Day VWAP $ 10.14 52-Week High Close $ 11.22 52-Week Low Close $ 6.91 ADTV 124.9 Market Perspective Stock’s 50-day moving average is well above its 200-day moving average Current share price reflects lower end of trading band over past 12 months Shares currently trading above LTM VWAP and below the 200-day moving average of $9.50 LTM VWAP Analysis 35% Trading Range Cumulative VAP 120% 29.2% 100.0% 100.0% Cumulative 30% 27.8% 100% 25% 91.3% 80% 20% 62.1% 51.9% Volume at Price (%) 15.1% 60% 15% Volume 43.8% 10.2% 8.7% 40% 10% 8.0% 5% 20% 16.1% 0.9% 0.0% 0% 0.9% 0% at Price (%) $6.25 - $7.00 - $7.75 - $8.50 - $9.25 - $10.00 - $10.75 - $11.50 + $7.00 $7.75 $8.50 $9.25 $10.00 $10.75 $11.50 Price / Volume Price Daily Volume $12.00 2,000 1,800 $10.00 1,600 1,400 $8.00 1,200 $6.00 1,000 800 $4.00 600 400 $2.00 200 $0.00 0 9/16/09 11/16/09 1/16/10 3/16/10 5/16/10 7/16/10 9/16/10 Volume Price 50 Day Average 200 Day Average Source: Capital IQ. Project ISIS / September 17, 2010 7

CONFIDENTIAL DRAFT Isis Relative Trading Performance (September 16, 2009 – September 16, 2010) Isis Compared With Broader Indices Index Performance (1) Isis 20.4% NASDAQ 8.0% 180% Selected Public Company Index (2) (3.3%) 160% 140% 120% 100% 80% 60% 9/16/2009 11/7/2009 12/29/2009 2/19/2010 4/12/2010 6/3/2010 7/25/2010 9/16/2010 ISIS NASDAQ Selected Comparables Index Source: Capital IQ. Selected Public Company Comparables Index includes GOOG, AOL, ANSW, YHOO, TZOO, TTGT, QNST, and KNOT. Project ISIS / September 17, 2010 (1) (2) 8

Management Long-term Plan Vs. Street Research(1) ($ Millions, except per share figures) CONFIDENTIAL DRAFT  Stock Rev. Estimates EPS Estimates Source of Price 12 Mo. Date Projections(1) 9/16/10 Opinion Target FY2010 FY2011 FY2010 FY2011 7/30/2010 Canaccord Genuity Buy $12.50 $114 $124 $0.32 $0.36 9/14/2010 Gleacher & Company Buy $14.00 $114 $125 $0.32 $0.36 8/2/2010 Imperial Capital $9.20 Outperform NA $115 $131 $0.39 $0.48 9/13/2010 Jefferies & Company Buy $12.00 $115 $136 $0.31 $0.44 9/14/2010 Needham & Company Buy $12.00 $115 $128 $0.43 $0.45 Median $115 $128 $0.32 $0.44 Management(2) NA NA $115 $137 $0.34 $0.43 Management, Adjusted(2,3) NA NA $115 $137 $0.40 $0.50 Source: (1) Selected analyst research. (2) Figures shown from Management estimates and historical Company filings. (3) EPS estimates adjusted for stock based compensation expense. Project ISIS / September 17, 2010 9

CONFIDENTIAL DRAFT Valuation Analysis Project ISIS / September 17, 2010 10

CONFIDENTIAL DRAFT Isis Valuation Analysis Jefferies’ approach to valuing the Company utilizes several methodologies, including: Public Company Comparables Analysis, a method of valuing an entity relative to publicly–traded companies with similar products or services, similar operating or financial characteristics, or similar customers or markets Jefferies reviewed eight public company comparables including selected internet & digital media companies with operating profiles similar to that of Isis Transaction Comparables Analysis, a method of valuing an entity relative to recent merger and acquisition (“M&A) transactions involving companies having similar products or services, similar operating or financial characteristics, or similar customers or markets Jefferies reviewed nine selected digital media transaction comparables announced since June 30, 2008 Premiums Paid Analysis, a method of valuing an entity by analyzing the premiums paid in selected M&A transactions with public sellers Jefferies reviewed a set of thirteen selected public technology transactions with equity consideration between $500 million and $1 billion at announcement since January 1, 2008 Present Value of Future Share Price, a method of evaluating potential future value based on Company projections and constant multiples discounted at the Company’s Weighted Average Cost of Capital (“WACC”) Jefferies reviewed the projected share prices based on 2011 EBITDA multiples using 2013E Company figures Discounted Cash Flow Analysis, a method of valuing an entity relative to the present value of future cash flows subject to the WACC A sensitivity table displays implied per share value based on a range of terminal growth rates and discount rates Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein Note: Due to availability of data, date ranges or transaction thresholds may vary between sets. Project ISIS / September 17, 2010 11

Valuation Summary ($ Millions, except per share figures) Premiums Paid Analysis (3) 1 Day Prior to Announcement 20 Days Prior to Announcement Present Value of Future Share Price (5) PV of Future Share Price Analysis Methodology (1) Comparable Company Analysis CY 2010 Revenue CY 2011 Revenue CY 2010 EBITDA CY 2011 EBITDA CY 2010 P / E CY 2011 P / E Transaction Comparables Selected Digital Media Transactions (2) TTM TEV / Revenue TTM TEV / EBITDA Discounted Cash Flow DCF Analysis Implied isis Equity Price Per Share $13.35 Price Per Share $7.30 $8.49 $6.44 $7.85 $9.68 $11.64 $10.33 $12.72 $5.59 $6.79 $6.46 $7.95 $8.02 $10.24 $11.51 $13.36 $10.91 $12.82 $12.00 $15.19 $11.35 $14.21 $12.18 $15.14 Relevant Metrics 2.5x — 3.0x Multiple of CY2010E Revenue of $115.1M 1.8x — 2.3x Multiple of CY2010E Revenue of $136.7M 8.5x — 10.5x Multiple of CY2010E EBITDA of $47.4M 7.5x — 9.5x Multiple of CY2011E EBITDA of $57.9M 14.0x — 17.0x Multiple of CY2010E EPS of $0.40M 13.0x — 16.0x Multiple of CY2011E EPS of $0.50M 3.0x — 4.0x Multiple of TTM Revenue of $107.5M 11.0x — 13.0x Multiple of TTM EBITDA of $44.7M 18.6% — 39.3% One Day Share Price Premium to $9.20 (4) 19.8% — 51.6% 20 Days Share Price Premium to $10.02 (4) 7.5x — 9.5x Forward EBITDA Multiple; 11.5% — 12.5% Discount Rate(6) 7.5x — 9.5x TTM EBITDA Multiple for Terminal Value; 11.5% — 12.5% Discount Rate(6) $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 Note: Trailing Twelve Months (“TTM”) for the period ending June 30, 2010 defined as the last twelve months of financial performance. Valuation figures based on market close as of 9/16/2010. Management estimates through 2015E. Transaction Comparables include selected digital media transactions announced since June 30, 2008. Premiums Paid comparables include selected public technology transactions announced since January 1, 2008 with Equity Consideration between $500 million and $1 billion. One day prior and 20 days prior share prices as of 9/16/2010 and 8/19/2010, respectively. Implied equity price per share applies 25th – 75th range of premiums to the one and twenty day prior prices. Provided at request of the Board of Directors. WACC derived from beta range of public comparable companies; calculated WACC of 11.98% sensitized for a range of 11.5% - 12.5%. Project ISIS / September 17, 2010 CONFIDENTIAL DRAFT (1) (2) (3) (4) (5) (6) 12

CONFIDENTIAL DRAFT

Comparable Company Analysis

($Millions)

Operating Metrics

CY2010E Revenue Growth


Median (1) = 9.0%
19.7%
15.9%
15.3%
14.6%
11.1%
7.0%
2.1%
(2.2)%
(15.0)%
GOOG
TZOO
ISIS
QNST
TTGT
KNOT
YHOO
ANSW
AOL

CY2011E Revenue Growth


Median (1) = 7.7%
18.8%
15.4%
12.1%
8.2%
8.1%
7.3%
3.6%
(1.3)%
(14.3)%
ISIS
GOOG
TTGT
TZOO
KNOT
QNST
YHOO
ANSW
AOL

CY2010E EBITDA Margin


Median (1) = 23.5%
45.2%
41.2%
30.6%
27.4%
25.6%
21.3%
20.9%
18.7%
11.0%
GOOG
ISIS
AOL
ANSW
YHOO
QNST
TTGT
TZOO
KNOT

CY2011E EBITDA Margin


Median (1) = 24.5%
46.6%
42.4%
26.9%
26.8%
25.7%
23.3%
21.4%
17.0%
10.8%
GOOG
ISIS
ANSW
YHOO
AOL
TTGT
QNST
TZOO
KNOT

Valuation Metrics

CY2010E Revenue Multiples


Median (1) = 1.6x
4.5x
3.3x
3.3x
2.4x
1.7x
1.6x
1.5x
1.2x
0.9x
GOOG
ISIS
TZOO
YHOO
QNST
TTGT
KNOT
ANSW
AOL

CY2011E Revenue Multiples


Median (1) = 1.5x
3.9x
3.0x
2.8x
2.3x
1.5x
1.4x
1.3x
1.2x
1.1x
GOOG
TZOO
ISIS
YHOO
QNST
TTGT
KNOT
ANSW
AOL

CY2010E EBITDA Multiples


Median (1) = 8.5x
17.5x
13.2x
10.0x
9.2x
8.0x
7.8x
7.5x
4.4x
3.0x
TZOO
KNOT
GOOG
YHOO
ISIS
QNST
TTGT
ANSW
AOL

CY2011E EBITDA Multiples


Median (1) = 7.8x
17.8x
12.5x
8.5x
8.4x
7.2x
6.6x
4.6x
4.1x
TZOO
KNOT
YHOO
GOOG
QNST
ISIS
TTGT
ANSW
AOL

Note: As of 9/16/2010. Isis preliminary projections from Isis Management and include acquisitions. Comparable projections from selected analyst reports. EBITDA and EPS estimates adjusted for stock-based comp. and non-recurring items.
Trailing Twelve Months ("TTM") for the period ending June 30, 2010 defined as the last twelve months of financial performance.
(1) Isis excluded from median calculation.

Project ISIS / September 17, 2010 13

Jefferies

Present Value of Future Share Price Isis Has the Potential for Future Share Price Appreciation ($ Millions, except per share figures) Key Assumptions (1) Discount Rate 12.0% 2 Current Net Cash $58.4 2011 Cash Flow Generation $15.9 2012 Cash Flow Generation $23.8 2012 Cash Position $98.1 Implied Price Per Share 7.5x 8.0x 8.5x 9.0x 9.5x 11.5% 11.58 12.24 12.89 13.55 14.21 WACC (6) 12.0% 11.47 12.12 12.77 13.42 14.07 12.5% 11.35 11.99 12.64 13.28 13.92 2011 Multiple (x) Implied Future Share Price Discounted Future Share Price (5,6) Applicable Isis (3) Metric Figure Multiple Ranges (4) Multiple Ranges (4) Multiple Ranges (4) EBITDA $81.62 7.5x 9.5x $14.87 $18.24 $11.47 $14.07 Reflects Management projections. Balance sheet as of 6/30/2010 includes capital lease obligations of $0.3 million. FY2013 Isis EBITDA as provided by Management. Multiple ranges based on metrics provided on page 12. Implied Fully Diluted Share Count calculated using treasury method. Implied Future Share Prices were discounted to 9/16/2010 using the WACC derived from beta range of public comparable companies, calculated WACC of 11.98% sensitized for a range of 11.5% - 12.5%. Project ISIS / September 17, 2010 CONFIDENTIAL DRAFT (2) (1) (2) (3) (4) (5) (6) 14

CONFIDENTIAL DRAFT

Discounted Cash Flow Analysis

($ Millions, except per share figures)

	Fiscal Year End				
	2011P	2012P	2013P	2014P	2015P
Revenues	$136.7	$158.9	$181.7	$205.3	$230.1
Revenue Growth	*18.8%*	*16.3%*	*14.3%*	*13.0%*	*12.1%*
EBITDA	**$57.9**	**$69.9**	**$81.6**	**$92.8**	**$104.6**
EBITDA Margin	*42.4%*	*44.0%*	*44.9%*	*45.2%*	*45.4%*
EBITDA Growth		*20.8%*	*16.7%*	*13.7%*	*12.7%*
Less: D&A	(18.3)	(17.9)	(19.6)	(20.6)	(22.0)
EBIT	**39.6**	**52.1**	**62.0**	**72.1**	**82.6**
Tax Rate	*0.0%*	*0.0%*	*0.0%*	*40.5%*	*40.5%*
Less: Taxes (5)	0.0	0.0	0.0	(29.2)	(33.5)
After-Tax EBIT	**39.6**	**52.1**	**62.0**	**42.9**	**49.2**
Plus: D&A	18.3	17.9	19.6	20.6	22.0
Less: CapEx	(45.0)	(46.6)	(48.1)	(49.6)	(51.2)
Less: ΔNWC	3.0	0.5	0.5	0.8	0.8
Unlevered Free Cash Flow	**$15.9**	**$23.8**	**$34.1**	**$14.7**	**$20.7**
Discounted Unlevered Free Cash Flow	**$15.0**	**$21.3**	**$27.2**	**$10.5**	**$13.2**
Implied Terminal Value					**$889.0**

WACC	12.0%	∑ of Discounted Unlevered FCF	$87.1
Terminal EBITDA Multiple	8.5x	Discounted Terminal Value (4)	505.0
		Total Enterprise Value	**$592.0**

Net Present Value Calculation	
Discount Rate (WACC) (1)	12.0%
Terminal EBITDA Multiple	8.5x
Terminal Tax Rate	40.5%
Implied Terminal Growth Rate	9.4%
∑ of Discounted Unlevered FCF	$87.1
Discounted Terminal Value	505.0
Total Entity Value	**$592.0**
Less Debt (2)	0.0
Plus Cash (2)	60.7
Total Equity Value	**$652.7**
Fully Diluted Shares Outstanding (3)	47.9
Implied Price Per Share	**$13.63**

Implied Equity Value				
		7.5x	8.5x	9.5x
WACC	11.5%	603.6	664.3	725.0
	12.0%	593.3	652.7	712.1
	12.5%	582.3	640.3	698.4

Implied Price Per Share				
		7.5x	8.5x	9.5x
WACC	11.5%	12.62	13.87	15.14
	12.0%	12.40	13.63	14.87
	12.5%	12.18	13.37	14.58

Source: Figures shown from Isis Management estimates and historical Company filings; EBITDA and EBIT adjusted for stock based compensation expense.
(1) WACC derived from beta range of public comparable companies, calculated WACC of 11.98% sensitized for a range of 11.5% - 12.5%.
(2) Management projected 12/31/2010 balance sheet.
(3) Fully Diluted Shares Outstanding calculated using treasury method.
(4) Discounted to transaction close of 12/31/2010.
(5) Assumes use of approximately $150 million of existing NOLs.

Project ISIS / September 17, 2010

15

Jefferies

CONFIDENTIAL DRAFT Appendix Project ISIS / September 17, 2010 16

CONFIDENTIAL DRAFT

Comparable Company Analysis

Operating Metrics

($ Millions)

	Revenue			'10-'11 Rev.	Gross Margin			EBITDA Margin			Net Margin		
Company (1)(2)	TTM	CY2010	CY2011	Growth	TTM	CY2010	CY2011	TTM	CY2010	CY2011	TTM	CY2010	CY2011
Google Inc.	$26,214	$28,315	$32,672	15.4%	63.3%	64.0%	63.5%	45.8%	45.2%	46.6%	32.6%	32.1%	33.2%
Yahoo! Inc.	$6,506	$6,595	$6,830	3.6%	56.3%	57.2%	57.2%	22.8%	25.6%	26.8%	15.4%	18.0%	18.2%
AOL, Inc.	$2,850	$2,388	$2,047	(14.3%)	42.0%	55.5%	52.9%	37.9%	30.6%	25.7%	15.6%	12.3%	8.9%
QuinStreet, Inc.	$335	$384	$412	7.3%	29.0%	27.7%	27.5%	21.3%	21.3%	21.4%	11.9%	12.0%	12.3%
Travelzoo Inc.	$104	$109	$118	8.2%	94.0%	94.1%	94.0%	18.8%	18.7%	17.0%	8.6%	8.7%	9.3%
The Knot, Inc.	$111	$114	$123	8.1%	78.9%	78.6%	77.8%	15.3%	11.0%	10.8%	11.2%	4.7%	5.2%
TechTarget, Inc.	$92	$96	$108	12.1%	75.1%	75.9%	75.4%	18.7%	20.9%	23.3%	10.5%	11.2%	12.6%
Answers Corporation	$22	$20	$20	(1.3%)	79.9%	78.9%	79.2%	33.6%	27.4%	26.9%	25.0%	33.2%	17.6%
Isis (3)	**$107**	**$115**	**$137**	**18.8%**	**81.7%**	**82.0%**	**83.4%**	**41.6%**	**41.2%**	**42.4%**	**16.6%**	**16.6%**	**17.3%**

Note: Trailing Twelve Months ("TTM") for the period ending June 30, 2010 defined as the last twelve months of financial performance.
(1) Projected financials from selected analyst reports.
(2) Not Available (NA) when relevant or projected figure is not publicly available.
(3) Figures shown represent Management's estimates.

Project ISIS / September 17, 2010

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CONFIDENTIAL DRAFT

Comparable Company Analysis

Valuation Metrics

($ Millions, except per share figures)

					TEV / Revenue			TEV / EBITDA			P / E		
Company [1][2]	% of 52 Week High	EMC	Net Cash	TEV [4]	TTM	CY2010	CY2011	TTM	CY2010	CY2011	TTM	CY2010	CY2011
Google Inc.	76.4%	$157,794	$30,436	$127,358	4.9x	4.5x	3.9x	10.6x	10.0x	8.4x	18.1x	17.2x	15.0x
Yahoo! Inc.	74.2%	$19,133	$3,629	$15,504	2.4x	2.4x	2.3x	10.5x	9.2x	8.5x	20.0x	16.7x	14.2x
AOL, Inc.	79.3%	$2,486	$323	$2,163	0.8x	0.9x	1.1x	2.0x	3.0x	4.1x	5.6x	10.0x	13.9x
QuinStreet, Inc.	78.5%	$699	$62	$637	1.9x	1.7x	1.5x	8.9x	7.8x	7.2x	NM	NM	14.1x
Travelzoo Inc.	93.2%	$390	$32	$358	3.4x	3.3x	3.0x	18.3x	17.5x	17.8x	NM	NM	36.2x
The Knot, Inc.	68.3%	$290	$124	$166	1.5x	1.5x	1.3x	9.7x	13.2x	12.5x	21.3x	NM	NM
TechTarget, Inc.	73.3%	$228	$78	$150	1.6x	1.6x	1.4x	8.7x	7.5x	6.0x	21.9x	21.0x	17.0x
Answers Corporation	51.8%	$47	$22	$25	1.1x	1.2x	1.2x	3.4x	4.4x	4.6x	8.8x	9.6x	18.7x
Isis [3]	**80.0%**	**$438**	**$58**	**$380**	**3.5x**	**3.3x**	**2.8x**	**8.5x**	**8.0x**	**6.6x**	**24.2x**	**23.0x**	**18.5x**

Note: Trailing Twelve Months ("TTM") for the period ending June 30, 2010 defined as the last twelve months of financial performance.
(1) Valuation information calculated using the closing price on 9/16/2010.
(2) Not Available (NA) when relevant or projected figure is not publicly available; NM is not meaningful (NM).
(3) Figures shown represent Management's estimates.
(4) Total Enterprise Value (TEV) defined as equity market capitalization plus debt less cash and cash equivalents.

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Jefferies

Comparable Public Company Descriptions CONFIDENTIAL DRAFT Company Description AOL AOL Inc. operates as a Web services company that offers a suite of brands and offerings for the worldwide audience. Its business spans online content, products, and services for consumers, publishers, and advertisers. The company produces digital content and sells display advertising. AOL Inc. operates approximately 80 branded and content sites. The company also provides various consumer applications comprising communications products and services, such as mail, instant messaging, and a suite of mobile offerings. In addition, AOL Inc. operates an advertising network in the United States, which focuses on building content for its consumers, as well as on providing products and services for its advertising and publishing partners. Answers Corporation Answers Corporation provides answer-based search services to users primarily through its Web site, Answers.com. The Answers.com Web site is a questions and answers site, which comprises WikiAnswers and ReferenceAnswers platforms to cater online consumers to locate answers to their questions. WikiAnswers is a community-generated social knowledge Q&A platform that is available in various languages, such as English, French, Italian, German, and Spanish, where people ask questions and the community answers them. Google Google Inc., a technology company, maintains index of Web sites and other online content for users, advertisers, Google network members, and other content providers. It helps users to obtain instant access to relevant information from its online index. Its products and services include Google.com for search and personalization, which provides a wide platform for website search tools. The company’s products also comprise Google Docs, Gmail, Google Groups, and YouTube. In addition, it offers Google Chrome, Google Chrome OS and Android, a mobile software platform. The Knot The Knot, Inc. provides multiplatform media services to the wedding, newlywed, and pregnancy markets in the United States. The company provides online and offline services through various media, such as magazines, books, syndication, television, Web sites, and social media under the brand names of The Knot, The Nest, and The Bump. Its online services include the operation of Web sites that offer various services, including relevant lifestage content, personal wedding Web sites, local resource listings, active membership and community participation, user-generated content, one-stop registry shopping service, online stores, and Web site network and sister sites. QuinStreet QuinStreet, Inc. provides online direct marketing and media services. The company offers online messaging, e-mail broadcasting, search engine marketing, and brand Management services. It caters to education, financial services, healthcare, advertising, and tourism sectors. QuinStreet, Inc. also operates web portal which offers comprehensive consumer information service and companion insurance brokerage service to self-directed insurance shoppers. TechTarget TechTarget, Inc. provides specialized online content that brings together buyers and sellers of corporate information technology (IT) products. The company sells customized marketing programs that enable IT vendors to reach corporate IT decision makers who are researching specific IT purchases. It operates a network of approximately 60 Web sites, which focus on a specific IT sector, such as storage, security, or networking. The company’s online offerings include in-person events and specialized IT magazines, which enable advertisers to engage buyers in their decision-making process for IT purchases. Travelzoo Travelzoo Inc., an Internet media company, publishes travel and entertainment offers from various travel and entertainment companies in North America and Europe. The company’s publications and products include the Travelzoo Web sites, the Travelzoo Top 20 e-mail newsletter, and the Newsflash e-mail alert service. It also offers the SuperSearch pay-per-click travel search tool; and the Travelzoo Network, a network of third-party Web sites that list deals published by Travelzoo. In addition, the company operates Fly.com, a travel search engine that allows users to find the best prices on flights from various airlines and online travel agencies. Its products provide advertising opportunities for airlines, hotels, cruise lines, vacation packagers, and other travel and entertainment companies. Yahoo! Yahoo! Inc. provides online properties and services to users; and marketing services to advertisers worldwide. Its integrated consumer experiences offerings include the Yahoo! Home Page, My Yahoo!, and Connected TV over the Web, mobile, or TV. Communications offerings comprise Yahoo! Mail and Yahoo! Messenger, which provide a range of communication services to users and small businesses across various devices and broadband Internet access partners. The company also offers media products and solutions comprising online media properties. In addition, the company provides a range of tools for online display advertising, including rich media, video, and targeting. Source: Capital IQ. Project ISIS / September  17, 2010 19

Precedent Transaction Analysis Selected Digital Media Transactions Announced Since June 30, 2008 ($ Millions) CONFIDENTIAL DRAFT Adjusted Adjusted Price/ Adjusted Price/ Announce Date Buyer Seller Price (1) Revenue (2) EBITDA (2) 6/28/2010 Bankrate, Inc. NetQuote, Inc. $205.0 Conf. Conf. 6/28/2010 Bankrate, Inc. Creditcards.com 145.0 Conf. Conf. 5/20/2010 Rakuten USA, Inc. Buy.com, Inc. 250.0 4.0x NA 3/8/2010 CCMP Capital Advisors infoGROUP, Inc. 643.2 1.3x 6.8x 10/27/2009 GSI Commerce Inc. Retail Convergence, Inc. (3) 176.9 1.4x NM 8/9/2009 Publicis Groupe SA Razorfish 545.1 1.4x 14.2x 7/22/2009 Apax Partners Worldwide, LLP Bankrate, Inc. 495.5 3.2x 9.6x 9/15/2008 Best Buy Co., Inc. Napster, Inc. 66.7 0.5x NM 8/29/2008 Microsoft Corp. Greenfield Online, Inc. 421.5 3.1x 10.4x (1) Prices paid have been adjusted for cash and debt on the seller’s balance sheet at the time of acquisition if known. (2) Seller financials refer to the most recent trailing twelve months available prior to or in conjunction with transaction announce. (3) Retail Convergence transaction excludes the potential earn-out of $170 million payable. Inclusion of the earn-out results in an Adjusted Revenue multiple of 2.8x; Adjusted EBITDA multiple is NM. Project ISIS / September 17, 2010 20

CONFIDENTIAL DRAFT Premiums Paid Analysis Selected Public Technology Transactions on U.S. Exchanges Between $500 Million and $1 Billion In Equity Value Since January 1, 2008 Premium Implied Share Price(1) 75th Percentile 39.3% $12.82 Median 27.9% $11.77 25th Percentile 18.6% $10.91 1 Day Prior To Announcement Number Of Transactions 0 8 6 4 2 0 6 6 1 0 < 0% 0% - 25% 25% - 50% 50% - 75% >75% 20 Days Prior To Announcement Number Of Transactions 1 5 4 3 2 1 0 4 4 Premium Implied Share Price(2) 75th Percentile 51.6% $15.19 Median 34.2% $13.44 25th Percentile 19.8% $12.00 4 0 < 0% 0% - 25% 25% - 50% 50% - 75% >75% (1) Assumes Isis’ 1-day prior share price of $9.20 as of 9/16/2010. (2) Assumes Isis’ 20-day prior share price of $10.02 as of 8/19/2010. Project ISIS / September 17, 2010 21

CONFIDENTIAL DRAFT

Public Premiums

Selected Public Technology Transactions since 1/1/2008 with Equity Consideration between $500 million and $1 billion

				Premium Paid (%)	
Announce Date	Buyer	Seller	Seller Description	1 Day Prior	20 Days Prior
8/30/2010	3M Co	Cogent Inc	Develops fingerprint biometric identification systems	17.8%	13.5%
6/3/2010	Thoma Bravo	SonicWALL Inc	Designs and manufactures network security, content security, and business continuity solutions	27.9%	19.8%
4/28/2010	Hewlett-Packard Co	Palm Inc	Manufactures and wholesales palm-sized computing devices	23.1%	51.6%
4/16/2010	Oracle Corp	Phase Forward Inc	Provides integrated clinical research suite of enterprise-level software products, services, and hosted solutions	30.0%	31.9%
12/18/2009	SAC Capital LLC and GSO Capital Partners LP	Airvana Inc	Provides network infrastructure products that are used by wireless operators to provide mobile broadband services	22.6%	22.4%
7/28/2009	IBM	SPSS Inc	Develops predictive software that performs statistical analysis, performance measurement, and fraud detection	42.5%	51.8%
7/22/2009	Apax Partners Worldwide	Bankrate Inc	Provides online financial information and web hosting services	15.8%	18.3%
6/4/2009	Intel Corp	Wind River Systems Inc	Provides software optimization services	43.8%	56.9%
2/10/2009	Live Nation Entertainment	Ticketmaster Entertainment	Provides ecommerce retail services for ticket sales, ticket resale services, marketing and distribution	8.5%	(4.3%)
1/22/2009	Autonomy Corp PLC	Interwoven Inc	Develops Internet-based content management software, including collaborative document management, e-mail management, and Web content management	36.8%	41.2%
1/8/2009	TD Ameritrade Inc	Thinkorswim Group Inc	Provides investor education, brokerage and related financial services to self-directed investors	54.1%	44.1%
3/31/2008	ANSYS Inc	Ansoft Corp	Develops electronic design automation software thereby streamlining the performance of electronic products, including cellular phones and Internet-access devices	39.3%	34.2%
3/17/2008	BMC Software Inc	BladeLogic Inc	Develops data center automation software enabling the linkage of people, management tasks, and configuration data to optimize IT infrastructure	18.6%	60.9%

	1 Day Prior	20 Days Prior
75th Percentile	39.3%	51.6%
Median	**27.9%**	**34.2%**
25th Percentile	18.6%	19.8%

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CONFIDENTIAL DRAFT

Discounted Cash Flow Analysis

WACC Calculation

($ Millions)

Company Name	Total Debt	Market Value of Equity	Debt to Equity	Effective Tax Rate	Beta Levered [2]	Beta Unlevered
Google Inc.	$0.0	$157,793.6	0.00	35.0%	0.97	0.97
Yahoo! Inc.	$170.3	$19,132.5	0.01	35.0%	1.05	1.04
AOL, Inc.	$69.0	$2,485.7	0.03	35.0%	1.23	1.21
QuinStreet, Inc.	$93.6	$699.0	0.13	35.0%	1.12	1.03
Travelzoo Inc.	$0.0	$389.9	0.00	35.0%	0.79	0.79
The Knot, Inc.	$0.0	$290.2	0.00	35.0%	0.93	0.93
TechTarget, Inc.	$0.0	$228.1	0.00	35.0%	1.28	1.28
Answers Corporation	$3.6	$46.7	0.08	35.0%	0.67	0.64
ISIS	$0.3	$438.0	0.00	35.0%	0.75	0.75

Mean	0.99
Median	1.00

	Current	Cost of Capital Pre-Tax [3]	Cost of Capital After-Tax		Contribution to WACC
Total Debt [1]	$0.3	6.7%	4.4%		0.0%
Market Value of Equity	$438.0		12.0%		12.0%
Total Capitalization	$438.3				
WACC					**12.0%**

Marginal Tax Rate	35%
Unlevered Beta [2]	1.00
Capital Structure 1+(D(1-t)/E)	1.00
Relevered Beta	1.00
Risk-Free Rate [4]	2.8%
Market Risk Premium [5]	6.7%
Equity Size Premium [5]	2.5%
Cost of Equity	12.0%

(1) Based on June 30, 2010 balance sheet.
(2) 2-year weekly historical adjusted beta from Bloomberg Information Services.
(3) Based on estimated weighted average cost of debt per the credit agreement.
(4) Based on 10-Year Treasury Bond Yield at 9/16/10.
(5) Source: Ibbotson Associates 2010 Yearbook.

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Jefferies